                                    SUMMARY

                                  Our Business

   Lyondell Chemical Company is a global chemical company with low-cost operations and leading producer positions in all of its major products. Lyondell manufactures and markets a variety of intermediate and performance chemicals, including propylene oxide (PO), propylene glycol (PG), propylene glycol ethers (PGE), butanediol (BDO), toluene diisocyanate (TDI), styrene monomer (SM), and tertiary butyl alcohol (TBA) and its derivative, methyl tertiary butyl ether (MTBE), which are collectively known as our intermediate chemicals and derivatives business.

   We also own 41% of Equistar Chemicals, LP, a Delaware limited partnership, which operates petrochemicals and polymers businesses. Equistar's petrochemicals business manufactures and markets olefins, oxygenated products, aromatics and specialty products. Equistar's olefins are ethylene, propylene and butadiene, and its oxygenated products include ethylene oxide, ethylene glycol, ethanol and MTBE. Equistar's aromatics are benzene and toluene. Equistar's polymers business manufactures and markets polyolefins, including high density polyethylene, low density polyethylene, linear low density polyethylene, polypropylene and performance polymers. Equistar's performance polymers include enhanced grades of polyethylene, such as wire and cable insulating resins, and polymeric powders.

   We also own 58.75% of LYONDELL-CITGO Refining LP, a Delaware limited partnership (LCR), which produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. LCR sells its principal refined products primarily to CITGO Petroleum Corporation (CITGO).

   In addition, we own 75% of Lyondell Methanol Company, L.P., a Texas limited partnership (LMC), which produces methanol.

   Lyondell is a Delaware corporation with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-
7200).

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

                                  The Offering

Issuer......................  Lyondell Chemical Company.

Notes Offered...............  $393,000,000 principal amount of 9 1/2% Senior
                              Secured Notes due 2008.

Maturity Date...............  The notes mature on December 15, 2008.

Interest Payment Dates......  The notes bear interest at an annual rate equal to 9 1/2%. Interest payments will be made annually on each June 15 and December 15, beginning June 15, 2002.

Guarantees..................  The notes will be unconditionally guaranteed by our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. The guarantees of the notes will be general obligations of each guarantor and will rank equally with all existing and future unsubordinated debt of each guarantor. These subsidiaries are also guarantors of our obligations under our credit facility and under our existing senior secured notes. You should read "Description of Notes--Subsidiary Guarantees" for a description of the guarantees.

Collateral..................  The notes will be secured by a lien equally and ratably with all secured debt outstanding under our credit facility and our existing senior secured notes and, with respect to certain of our manufacturing plants, the debentures that we assumed when we acquired ARCO Chemical Company, which we call the Lyondell debentures. The liens will constitute first-priority liens, subject to certain exceptions and permitted liens, on:

                              .   our personal property;

                              . substantially all the equity interests of domestic subsidiaries directly owned by us and 65% of the stock of foreign subsidiaries directly owned by us;

                              . the rights of certain of our subsidiaries to receive distributions from certain of our existing joint ventures in which they own equity interests; and

                              .   mortgages on our facilities located in
                                  Bayport, Texas, Channelview, Texas and Lake
                                  Charles, Louisiana.

                              If and when the liens no longer secure amounts under our credit facility, the notes, as well as the existing senior secured notes and the Lyondell debentures, will automatically cease to be secured by the liens. The liens that secure amounts under our credit facility would be released if such a release were approved by the requisite lenders under the credit facility, and the consent of the holders of the notes would not be required for such a release. In addition, the collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite lenders and without the consent of the holders of the notes. The lenders under our credit facility will have the sole ability to control remedies (including any sale or liquidation after acceleration of the notes or the debt under the credit facility) with respect to the collateral. See "Risk Factors--Risk Factors Relating to Our Debt and the Notes--You may not be able to fully realize the value of your liens--The security for your benefit can be released without your consent." You should read "Description of Notes--Security" for a more complete description of the security granted to the holders of the notes.

Ranking.....................  The notes will rank equally with all our existing and future unsecured senior debt and prior to all such debt to the extent of the value of the collateral available to the holders of the notes, which collateral is shared by such holders on a ratable basis with the holders of our other senior secured debt, including the debt under the credit facility, debt under our existing senior secured notes and, with respect to the mortgages, the Lyondell debentures.

                              The notes will also effectively rank junior to all liabilities of our subsidiaries that have not guaranteed the notes and all liabilities of our joint ventures.

                              After giving effect to our proposed sale of notes, at September 30, 2001:

                              .   We and the guarantors would have had
                                  outstanding approximately $3.4 billion of unsubordinated debt that was secured by the same assets, including the notes;

                              . Our joint ventures, which have not guaranteed the notes, would have had approximately $3.6 billion of outstanding liabilities, including trade payables, that are effectively senior to the notes; and

                              . Our subsidiaries that have not guaranteed the notes would have had less than $1 million of outstanding liabilities, principally trade payables, that are effectively senior to the notes.

Optional Redemption.........  We may redeem any of the notes at any time on or after December 15, 2005 at the redemption prices described in "Description of Notes--Optional Redemption."

Change of Control...........  Upon the occurrence of certain change of control events described in "Description of Notes--
                              Repurchase at the Option of Holders-- Change of Control" you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued interest. The occurrence of those events will impose similar repurchase requirements for our other senior secured notes and our senior subordinated notes and may also be an event of default under our credit facility. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances. You should read carefully the sections called "Risk Factors--Risk Factors Relating to Our Debt and the Notes--We may not be able to repurchase your notes upon a change of control" and "Description of Notes."

Covenants...................  The indenture governing the notes contains certain covenants limiting or prohibiting our ability and our subsidiaries' ability to:

                              . incur additional debt or issue subsidiary preferred stock;

                              .   increase dividends on our capital stock;

                              .   redeem or repurchase capital stock or
                                  repurchase subordinated debt;

                              .   engage in transactions with affiliates,
                                  except on an arm's-length basis;

                              . create liens or engage in sale and leaseback transactions;

                              .   make some types of investments and sell
                                  assets; and

                              .   consolidate or merge with, or sell
                                  substantially all our assets to, another person.

                              Certain of these covenants will no longer apply if the notes are rated "BBB-" by Standard & Poor's or "Baa3" by Moody's, even if such notes are subsequently downgraded to a lower rating. You should read "Description of Notes--Certain Covenants" for a description of these covenants.

Registration Rights.........  We are obligated to file a registration statement with respect to an offer to exchange the notes for a new issue of notes registered under the Securities Act within 90 days after this offering closes. We are also obligated to cause the registration statement to be declared effective not later than 210 days after this offering closes. We may be required to provide a registration statement to effect resales of the notes.

                              If we fail to satisfy any of our registration obligations, we may be required to pay you liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of notes you hold, which will increase every 90 days up to a maximum of $0.25 per week per $1,000 principal amount of notes until we satisfy our registration obligations.

Transfer Restrictions.......  The notes will not be registered under the
                              Securities Act and will be subject to certain restrictions on transfer. See "Notice to Investors."

Use of Proceeds.............  We will use the net proceeds from this offering to prepay a portion of the debt outstanding under our credit facility.

                                  Risk Factors

   You should carefully consider all the information set forth in this offering memorandum and, in particular, the specific factors in the section of this offering memorandum entitled "Risk Factors" for an explanation of certain risks of investing in the notes.

                      Summary Consolidated Financial Data

   The following table presents our summary consolidated financial data. The historical financial data has been derived from our audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000 and from our unaudited consolidated financial statements for the nine months ended September 30, 2000 and 2001. You should read this summary consolidated financial data in connection with the business and financial information contained in our 10-K and 10-Q filings incorporated by reference in this offering memorandum, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto.

                                                                For the nine
                                          For the year ended    months ended
                                             December 31,       September 30,
                                         ---------------------- -------------
                                         1998(a)  1999    2000   2000   2001
                                         ------- ------  ------ ------ ------
                                                    (in millions)
Income statement data:
Sales and other operating revenues...... $1,447  $3,693  $4,036 $3,087 $2,509
Cost of sales...........................  1,089   2,891   3,371  2,514  2,149
Selling, general and administrative and
 research and development expenses......    152     298     225    166    136
Income from equity investments..........    235      76     199    199     61
Net income (loss).......................     52    (115)    437    485    (97)

Other financial data:
EBITDA before net unusual charges (b)...    292     728     636    547    335
Net cash distributions from joint
 ventures (c)...........................    337     154     240    160    107
Adjusted EBITDA (d).....................    629     882     876    707    442
Cash interest expense (e)...............    264     586     496    389    281
Depreciation and amortization (f).......    138     330     279    219    199
Capital expenditures (g)................     64     131     104     78     52

Balance sheet data (at end of period):
Property, plant and equipment, net......  4,511   4,291   2,429  2,417  2,374
Total assets............................  9,156   9,498   7,047  7,414  6,947
Total debt (h)..........................  6,994   6,271   3,854  4,207  3,846
Total stockholders' equity..............    574   1,007   1,145  1,177    955

                                                                   For the
                                                             twelve months ended
                                                             September 30, 2001
                                                             -------------------
                                                                 (dollars in
                                                                  millions)
Pro forma financial data (i):
Adjusted EBITDA.............................................       $  611
Cash interest expense.......................................       $  389
Total debt (at end of period)...............................       $3,855
Ratio of debt to adjusted EBITDA............................          6.3x
Ratio of adjusted EBITDA to cash interest expense...........          1.6x

                  Notes To Summary Consolidated Financial Data

(a) Financial information for 1998 includes five months of operating results for ARCO Chemical on a consolidated basis.

(b) EBITDA before net unusual charges is calculated as net income before (1) equity income from Equistar, LCR and LMC, (2) net interest expense, (3) taxes, (4) depreciation and amortization, (5) net unusual charges and (6) gain on sale of assets. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of our ability to fund our cash needs. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring our ability to service debt. In addition, it should be noted that companies calculate EBITDA differently and therefore EBITDA as presented for us may not be comparable to EBITDA reported by other companies. Net unusual charges were $61 million in 1998, $15 million in 1999 and $78 million for the nine months ended September 30, 2001. Gain on sale of assets was $590 million for 2000 and the nine months ended September 30, 2000.

(c) Net cash distributions from joint ventures include cash distributions from Equistar, LCR and LMC, other than extraordinary distributions and net of investments and loans to Equistar, LCR and LMC to finance capital expenditures.

(d) Adjusted EBITDA is calculated as EBITDA before net unusual charges plus net cash distributions from joint ventures as defined in (c) above.

(e) Cash interest expense is calculated as interest expense less amortization of debt issuance costs as set forth in (f) below.

(f) Includes amortization of debt issuance costs of $23 million for 1998, $30 million for 1999, $18 million for 2000, $14 million for the nine months ended September 30, 2000 and $11 million for the nine months ended September 30, 2001.

(g) Excludes contributions to the PO-11 joint venture to fund capital projects of $3 million for 2000, $2 million for the nine months ended September 30, 2000 and $74 million for the nine months ended September 30, 2001.

(h) Does not include $3.1 billion in joint venture debt as of September 30, 2001, $431 million of which is Equistar debt for which Lyondell remains contingently liable.

(i) Pro forma data presents the results of Lyondell as if this offering and the application of the proceeds had been completed as of September 30, 2001 for balance sheet purposes and as of October 1, 2000 for income statement purposes.

                                  RISK FACTORS

   There are many risks that may affect your investment in the notes. Some of these risks, but not all of them, are listed below. You should carefully consider these risks as well as the other information included or incorporated by reference in this offering memorandum before buying the notes.

Risk Factors Relating to Our Debt and the Notes

Our balance sheet is highly leveraged.

   As of September 30, 2001, after giving effect to the sale of the notes and the application of the net proceeds as described under "Use of Proceeds," we would have had $3.9 billion of consolidated debt, including the current portion of long-term debt. This debt amounted to approximately 77% of our total capitalization. Our consolidated debt amounts do not include $3.1 billion in joint venture debt ($431 million of which is Equistar debt for which we remain contingently liable).

   Our ability to pay or to refinance our debt will depend on future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. We anticipate that our operating cash flow, together with money we can borrow under our credit facility, will be sufficient to meet anticipated future cash requirements, including scheduled debt repayments, necessary capital expenditures, ongoing operations and dividends. However, if future operating cash flows are less than currently anticipated, we may be forced to reduce or delay capital expenditures, sell assets or reduce operating expenses.

Our debt agreements may restrict our ability to take certain actions.

 Our Indentures

   The indenture governing the notes and our other indentures contain various covenants that limit our ability to engage in certain transactions. These covenants limit our ability to:

  .   incur additional debt or issue subsidiary preferred stock;

  .   increase dividends on our capital stock;

  .   redeem or repurchase capital stock or repurchase subordinated debt;

  . engage in transactions with affiliates, except on an arm's-length basis;

  .   create liens or engage in sale and leaseback transactions;

  .   make some types of investments and sell assets; and

  . consolidate or merge with, or sell substantially all our assets to, another person.

 Our credit facility

   Our credit facility also contains restrictive covenants and limits our ability to prepay other debt (including the notes) until our senior unsecured debt is rated investment grade. The credit facility also requires us to maintain specified financial ratios and to satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to satisfy those covenants. Our ability to comply with the financial ratios required by the credit facility will be dependent on improvement in our results of operations during 2002, which we cannot assure you will occur. Equistar's ability to comply with its covenants will similarly be dependent on improvements in its operating performance. Our credit facility covenants also limit our ability to:

  .   increase dividends with respect to our capital stock;

  .   make some types of investments; and

  .   allow our subsidiaries to incur some types and amounts of debt.

   A breach of any of these provisions could permit the lenders to declare all amounts outstanding under the credit facility to be immediately due and payable and to terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. Under the terms of the notes, we will pledge the same assets pledged under the credit facility and our existing senior secured notes as security for obligations under the notes. Some of these assets are also pledged to secure Lyondell's debentures. If the lenders under our credit facility were to accelerate the repayment of borrowings thereunder, we cannot assure you that we would have sufficient assets to repay the notes.

Our joint ventures are not subject to most of the covenants under the notes.

   None of Equistar, LCR or LMC is a "subsidiary" or a "restricted subsidiary" of Lyondell, as those terms are defined in the indenture governing the notes. Therefore, these joint ventures are not subject to the covenants described above. As a result, holders of the notes will have no recourse if Equistar, LCR or LMC substantially increases its debt leverage. The indenture obligates us to use our best efforts, consistent with our contractual obligations and fiduciary duties, to ensure that our joint ventures do not agree to restrictions on their ability to make distributions to us, but that obligation is subject to significant exceptions. You should read the section called "Description of Notes--Certain Covenants--Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint Ventures." Subject to the restriction summarized above, Equistar, LCR and LMC could enter into agreements that would restrict their ability to pay dividends or make other distributions to us. In addition, under applicable state law, our joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Any such restriction on distributions by Equistar or LCR could have a material adverse effect on us.

   Moreover, a default by a joint venture under any of its debt instruments generally would not, so long as that joint venture is not a "restricted subsidiary" as defined in the indenture, give rise to a default under the indenture governing the notes, even though the creditors of the defaulting joint venture would have remedies against the joint venture. As a result, you will have no recourse if any of these joint ventures defaults on any of its debt. A default by Equistar under any of its material debt instruments would, however, give rise to a default under our credit facility. A default by any joint venture on its debt could result in reduced distributions by such joint venture to us. Reduced distributions by a significant joint venture could have a material adverse effect on us.

The notes are subordinated to debt of our subsidiaries and joint ventures.

   None of our joint ventures have guaranteed the notes. Our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. are guarantors under the credit facility and of our existing senior secured notes and will be guarantors of the notes. None of our other subsidiaries will initially guarantee the notes. As a result, the notes are not debt of our joint ventures or subsidiaries, other than Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P., and holders of the debt and other liabilities, including trade payables, of these joint ventures and other subsidiaries will effectively be senior to claims against those entities by you. At September 30, 2001, these other subsidiaries had less than $1.0 million of outstanding liabilities, including trade payables, and these joint ventures had approximately $3.6 billion of outstanding liabilities, including trade payables.

We may not be able to repurchase your notes upon a change of control.

   Upon the occurrence of certain change of control events as described in "Description of Notes," you may require us to purchase the notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other debt. Our credit facility provides that certain change of control events will constitute a default under the credit facility and could result in the acceleration of the maturity of all debt under the credit facility. Our outstanding senior secured notes and senior subordinated notes have similar repurchase requirements to those applicable to the notes. Future debt might contain similar provisions.

You may not be able to fully realize the value of your liens.

 The security for your benefit can be released without your consent

   The liens for the benefit of the notes may be released without your vote or consent:

  . The security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the security documents.

  . Any lien can be released if approved by the requisite number of lenders under our credit facility.

  . The collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite number of lenders under our credit facility and without your consent.

  . The lenders under our credit facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the notes or the debt under the credit facility) with respect to the collateral.

  . The notes, as well as the existing senior secured notes and the Lyondell debentures, will automatically cease to be secured by those liens if and when those liens no longer secure amounts under our credit facility.

As a result, we cannot assure you that the notes will continue to be secured by a substantial portion of our assets. You will have no recourse if the lenders under our credit facility approve the release of any or all the collateral, even if that release adversely affects any rating of the notes.

 The collateral may not be valuable enough to satisfy all the obligations secured by the collateral

   We will secure our obligations under the notes by the pledge of certain of our assets. This pledge is also for the benefit of the lenders under the credit facility and the holders of our other outstanding senior secured notes. The pledge of some of those assets also benefits the holders of the outstanding Lyondell debentures.

   The security documents and the indenture will provide that we may apply the proceeds of any sale of assets, including collateral (other than sales by the collateral agent after acceleration of the debt under the credit facility), to repay debt under our credit facility prior to repaying amounts owed under the notes.

   The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this offering of notes. Accordingly, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other debt secured thereby.

   If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on any notes, you (to the extent your notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. By their nature, some or all the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the pledged assets at that site.

   In addition, the indenture will permit us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged to you. This would reduce amounts payable to you from the proceeds of any sale of the collateral.

 Bankruptcy laws may limit your ability to realize value from the collateral

   The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. Under Title 11 of the United States Code, the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection."

 The collateral is subject to casualty risks and no mortgage title insurance has been obtained

   We are obligated under the security documents to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure you that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the notes.

   In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment may not be easily replaced because they are sufficiently large or customized that replacement units generally are not readily available. Accordingly, even though there may be insurance coverage, the large size of some of the equipment and the extended period needed to manufacture replacement units could cause significant delays in replacement.

   Additionally, we are not required under the security documents to purchase any title insurance insuring the collateral agent's lien on the respective mortgaged properties. If a loss occurs arising from a title defect with respect to any mortgaged property, we cannot assure you that we could replace such property with collateral of equal value.

 Fraudulent transfer statutes may limit your rights under the guarantees

   Our obligations under the notes are guaranteed by Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P., three of our subsidiaries. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of a guarantor may challenge a guarantee as a fraudulent transfer under relevant federal and state laws, by claiming, for example, that, since the guarantee was incurred for the benefit of Lyondell (and only indirectly, if at all, for the benefit of the guarantor), the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration. Under certain circumstances, including a finding that a guarantor was insolvent at the time its guarantee was issued, a court could hold that the obligations of the guarantor under the guarantee may be voided or are subordinate to other obligations of the guarantor or that the amount for which a guarantor is liable under a guarantee may be limited. Different jurisdictions define "insolvency" differently. However, a guarantor generally would be considered insolvent at the time it guaranteed the notes if (1) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) the guarantor were incurring debts beyond its ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether a guarantor was "insolvent" as of the date the notes were guaranteed, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a guarantor were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether the guarantor were insolvent on the date the guarantees were issued, that the guarantees constituted fraudulent transfers on another ground.

   In an attempt to limit the applicability of fraudulent transfer laws, the indenture limits the amount of the guarantees of Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. to the amount that will result in the guarantees' not constituting fraudulent transfers or improper corporate distributions, but we cannot be certain which standard a court would apply in making a determination regarding the maximum liability of a guarantor.

There is no trading market for the notes and there may never be one. There are restrictions on the transfer of the notes.

   The notes will be new securities for which currently there is no established trading market. For these and other reasons, we cannot assure you that a trading market will develop for the notes. Although the initial purchasers have indicated that they intend to make a market in the notes as permitted by applicable laws and regulations, the initial purchasers are not obligated to do so, and they may cease market-making activities at any time without notice. Even if a market for the notes does develop, we cannot assure you that there will be liquidity in that market, or that the notes might not trade for less than their original value or face amount. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. This means you may not be able to readily convert the notes into cash, and the notes may not be accepted as collateral for a loan.

   We are offering the notes under an exemption from or in transactions not subject to the registration requirements of the Securities Act and state securities laws. You may transfer or resell the notes only in accordance with the terms set forth herein. We intend to file, within 90 days after the notes are issued, a registration statement providing for an exchange offer for the notes or, within 210 days after the notes are issued, a shelf registration statement with the SEC to permit public resales of the notes. We will use our reasonable efforts to have the registration statement declared effective within 210 days after the closing for this offering. The SEC has, however, broad discretion to determine whether a registration statement will be declared effective and may delay or deny the effectiveness for a variety of reasons. So long as the exchange offer has not been consummated or the shelf registration statement has not been declared effective, the notes will not be freely tradable. This could affect the trading prices of the notes. See "Description of Notes--Registration Rights; Liquidated Damages" and "Notice to Investors."

   Even if a market for the notes develops, trading prices could be higher or lower than the initial offering prices. The prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the notes, independent of our financial performance.

Risk Factors Relating To Our Business

The cyclicality of the chemical and refining industries may cause significant fluctuation in our income and cash flow.

   Our historical operating results reflect the cyclical and volatile nature of the supply-demand balance in both the chemical and refining industries. These industries have historically experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins. The cyclicality of these industries results in volatile profits and cash flow over the business cycle.

   Currently, there is overcapacity in the chemical industry. Moreover, a number of participants in the chemical industry either have added or are expecting to add capacity. There can be no assurance that future growth in product demand will be sufficient to utilize this additional, or even current, capacity. Excess industry capacity has depressed and may continue to depress our and/or our joint ventures' volumes and margins. As a result of excess industry capacity and weak demand for our products, as well as higher energy and raw material prices earlier this year, our EBITDA declined significantly during the first nine months of 2001 as compared to the first nine months of 2000 and may continue to do so. In light of industry conditions, seasonal factors and maintenance turnaround work on LCR's refinery, our EBITDA for the fourth quarter of 2001 is expected to be lower than in the third quarter of 2001. Weak industry conditions are expected to continue into 2002. In addition, our cash on hand has declined since September 30, 2001, primarily as a result of significant semiannual interest payments in the fourth quarter and reduced distributions from LCR due to the LCR turnaround.

   In addition, higher natural gas prices earlier this year adversely affected the ability of many domestic chemicals producers to compete internationally since U.S. producers are disproportionately reliant on natural gas as a feedstock and energy source. In addition to the impact that this has had on Equistar's exports, reduced competitiveness of U.S. producers also has in the past increased the availability of chemicals in North America, as U.S. production that would otherwise have been sold overseas was instead offered for sale domestically.

External factors beyond our and our joint ventures' control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.

   External factors can also cause significant fluctuations in demand for our and our joint ventures' products and volatility in the price of raw materials and other operating costs. Examples of external factors include:

  .   general economic conditions;

  .   competitor actions;

  .   international events and circumstances; and

  .   governmental regulation in the United States and abroad.

   Demand for our products and our joint ventures' products is influenced by general economic conditions. For example, during 2000 and in the first half of 2001, uncertainty regarding the global economy, as well as unusually high prices for natural gas, reduced market demand for some of our and our joint ventures' products, which adversely affected our results of operations. Although natural gas prices have declined since their highs in early 2001, this reduction in market demand has continued through the third quarter 2001. In addition, a number of our products and our joint ventures' products are highly dependent on durable goods markets, such as housing and automotive, which are themselves particularly cyclical. Many of our and our joint ventures' products are components of other chemical products that, in turn, are subject to the supply-demand balance of both the chemical and refining industries and general economic conditions. For example, MTBE is used as a blending component in gasoline, and therefore a substantial decline in gasoline prices could result in decreased profitability from MTBE sales. If the global economy does not improve, demand for our and our joint ventures' products and our income and cash flow would be adversely affected.

   We and our joint ventures may reduce production at or idle a facility for an extended period of time or exit a business because of high raw material prices, an oversupply of a particular product and/or a lack of demand for that particular product, which makes production uneconomical. These temporary outages sometimes last for several quarters and cause us or our joint ventures to incur costs, including the expenses of the outages and the restart of these facilities. It is possible that factors like increases in raw material costs or lower demand in the future will cause us to further reduce operating rates or idle facilities or exit uncompetitive businesses.

We and our joint ventures sell commodity products in highly competitive markets and face significant price pressure.

   We and our joint ventures sell our products in highly competitive markets. Due to the commodity nature of certain of our and our joint ventures' products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability and customer service. As a result, we and our joint ventures are generally not able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. In addition, some of our and our joint ventures' competitors may be able to drive down product prices. Moreover, some of our and our joint ventures' competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. For certain products, our and our joint ventures' competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. The occurrence of any of these events could adversely affect our financial condition and results of operations.

Rising costs of raw materials and energy may result in increased operating expenses and reduced results of operations.

   We and our joint ventures purchase large amounts of raw materials and energy for our business. The cost of these raw materials and energy, in the aggregate, represents a substantial portion of our operating expenses. The prices of raw materials and energy generally follow price trends of, and vary with market conditions for, crude oil and natural gas, which may be highly volatile and cyclical. Raw material costs began increasing during 1999 due to higher oil and gas prices. These increases continued through 1999 and prices remained at high levels during 2000. Surging natural gas costs late in 2000 and in the first half of 2001 increased both the costs of natural gas liquids-based raw materials, primarily ethane, as well as the cost of utilities. In the first quarter of 2001, our results of operations and Equistar's results of operations were significantly affected by the rising cost of natural gas. Spot natural gas prices spiked at nearly $10 per million BTUs in January 2001, compared to a spot price range of $1.50 to $2.50 per million BTUs in the period from 1991 to 1999. Since the January 2001 peak, natural gas prices have decreased. Benchmark third quarter 2001 natural gas prices averaged $2.96 per million BTUs compared to $4.29 in the third quarter 2000, a 31% decrease. However, average benchmark natural gas costs in the first nine months of 2001 were still 44% higher compared to the first nine months of 2000. Our operating expenses and Equistar's operating expenses will likely increase if these costs increase above current levels.

Shared control of joint ventures involving Lyondell may delay decisions or actions.

   A substantial portion of our operations is conducted through joint ventures. We share control of these joint ventures with unaffiliated third parties.

   Our forecasts and plans with respect to these joint ventures assume that our joint venture partners will observe their obligations with respect to the joint ventures. In the event that any of our joint venture partners do not observe their commitments, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that we would be required to increase our level of commitment in order to give effect to such plans.

   As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

   Lyondell or any of the other owners of the joint ventures may transfer control of their joint venture interests or engage in mergers or other business combination transactions with a third party or one or more of the other owners that could result in a change of control of Lyondell or the joint venture or the other owners. In many instances, such a transfer would be subject to an obligation to first offer the other owners an opportunity to purchase the interest. Lyondell and the other joint venture owners have discussed, and from time to time may continue to discuss, in connection with their ordinary course dialog regarding the joint ventures or otherwise, transactions that could result in a transfer or modification, directly or indirectly, of their ownership in a joint venture. We cannot be certain than any of the joint venture owners will not sell, transfer or otherwise modify their ownership interest in a joint venture, whether in a transaction involving third parties and/or one or more of the other owners. Upon a transfer of an interest in Equistar, the partnership agreement and key agreements between Equistar and its owners would remain in place and may not be modified without the consent of all of the owners, but the transfer could affect the governance of Equistar, particularly because Equistar's partnership agreement requires unanimous approval for some decisions. Equistar's credit facility provides that an event of default occurs if Lyondell, Millennium and Occidental cease to collectively hold at least a 50% interest. LCR's credit facility provides that an event of default occurs if Lyondell and CITGO cease to individually or collectively hold at least a 35% interest. In addition, LCR's credit facility provides that an event of default occurs if (1) Lyondell transfers its interest as a member of LCR to a person other than an affiliate or (2) neither CITGO nor any of its affiliates is a member of LCR.

Distributions of cash from our joint ventures may be restricted.

   We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service obligations is dependent, in part, upon the receipt of distributions from our joint ventures. LCR's credit facility prohibits the payment of distributions to us during an event of default thereunder. Subject to the provisions of the applicable debt agreements, future borrowings by our joint ventures may contain other restrictions or prohibitions on the payment of distributions by such joint ventures to us. Dependent upon applicable state law, our joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Our joint ventures' ability to distribute cash to us is also dependent upon their economic performance, which is dependent on a variety of factors, including factors described elsewhere in "Risk Factors." For example, Equistar has not made any distributions to its owners in 2001, as its results of operations have been adversely affected by increasing industry capacity for the products it sells, higher raw material prices and reduced demand due to weak economic conditions.

LCR's crude oil supply agreement with PDVSA Petroleo, S.A. (PDVSA Oil) is important to LCR's operations because it reduces the volatility of earnings and cash flow. The agreement is subject to the risk of enforcing judgments against non-United States affiliates of a sovereign nation and force majeure risks.

   Most of the crude oil used by LCR as a feedstock for its refinery is purchased under the crude supply agreement with PDVSA Oil, an affiliate of Petroleos de Venezuela, S.A. (PDVSA), which was entered into in 1993. The crude supply agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less (1) certain deemed refining costs adjustable for inflation and energy costs, (2) certain actual costs and (3) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, the efficiency with which LCR conducts its operations from time to time. Although LCR believes that the crude supply agreement reduces the volatility of its earnings and cash flows, the crude supply agreement also limits LCR's ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the crude supply agreement, the benefits of this agreement to LCR could be substantially diminished and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR's costs for crude oil under the crude supply agreement may be higher than might otherwise be available to LCR from other sources. A disparate increase in the price of heavy crude oil relative to the prices for its products, such as experienced in 1999, has the tendency to make continued performance of its obligations under the crude supply agreement less attractive to PDVSA Oil.

   There are risks associated with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-United States affiliates of a sovereign nation. All of the crude oil supplied by PDVSA Oil under the crude supply agreement is produced in the Republic of Venezuela, which has experienced economic difficulties and attendant social and political changes in recent years. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United States and whose management does not reside in the United States. Although the parties have negotiated alternative arrangements in the event of certain force majeure conditions, including Venezuelan governmental or other actions restricting or otherwise limiting PDVSA Oil's ability to perform its obligations, any such alternative arrangements may not be as beneficial to LCR as the crude supply agreement.

   PDVSA has announced that it intends to renegotiate the crude supply agreements that it has with all third parties, including LCR. In light of PDVSA's announced intent, we cannot assure you that PDVSA Oil will continue to perform its obligations under the crude supply agreement. However, it has confirmed that it expects to honor its commitments if a mutually acceptable restructuring of the crude supply agreement is not achieved. In recent years, Lyondell and PDVSA have had discussions covering both a restructuring of the crude supply agreement and a broader restructuring of the LCR partnership. We are unable to predict whether changes in either arrangement will occur.

   If the crude supply agreement is modified or terminated or this source of crude oil is otherwise interrupted due to production difficulties, OPEC-mandated supply cuts, political or economic events in Venezuela or other factors, LCR could experience significantly lower earnings and cash flows. The parties each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances, subject to reciprocal rights of first refusal. In the event that CITGO were to transfer its interest in LCR to an unaffiliated third party, PDVSA Oil would have an option to terminate the crude supply agreement. Depending on then-current market conditions, any breach or termination of the crude supply agreement could adversely affect LCR, since LCR would have to purchase all of its crude oil feedstocks in the merchant market, which could subject LCR to significant volatility and price fluctuations. We cannot assure you that alternative crude oil supplies with similar margins will be available for purchase by LCR.

   By letter dated April 16, 1998, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. The letter stated that PDVSA Oil declared itself in a force majeure situation and that PDVSA Oil would reduce deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998, amounting to 195,000 barrels per day in that month. LCR was advised by PDVSA Oil in May 1999 of a further reduction in the deliveries of crude oil supplied under the crude supply agreement to 184,000 barrels per day, effective May 1999.

   On several occasions since then, PDVSA Oil has further reduced crude oil deliveries, although it made payments under a different provision of the crude supply agreement in partial compensation for such reductions. Subsequently, PDVSA Oil unilaterally increased deliveries of crude oil to LCR to 195,000 barrels per day effective April 2000, to 200,000 barrels per day effective July 2000 and to 230,000 barrels per day effective October 2000.

   By letter dated February 9, 2001, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced effective February 1, 2001. The letter stated that PDVSA Oil declared itself in a force majeure situation, but did not announce any reduction in crude oil deliveries to LCR. Although some reduction in crude oil delivery may be forthcoming, it is unclear as to the level of reduction, if any, which may be anticipated. LCR has consistently contested the validity of PDVSA Oil's reductions in deliveries under the crude supply agreement and, specifically, Lyondell, on behalf of LCR, has disputed the existence and validity of the purported force majeure situation declared by the February 9, 2001 letter.

Operating problems in our business may adversely affect our income and cash flow.

   The occurrence of material operating problems at our facilities or any of our joint ventures' facilities, including, but not limited to, the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole, during and after the period of such operational difficulties. Our income and cash flow are dependent on the continued operation of our various production facilities, our joint ventures' production facilities and the ability to complete construction projects on a schedule. Our operations and our joint ventures' operations are subject to the usual hazards associated with chemical manufacturing and refining and the related storage and transportation of feedstocks, products and wastes, including:

    .   pipeline leaks and                .   explosions;
        ruptures;
                                          .   storage tank leaks;
    .   fires;
                                          .   unscheduled downtime;
    .   mechanical failure;
                                          .   transportation
    .   labor difficulties                    interruptions;

    .   remediation                       .   chemical spills; and
        complications;
                                          .   inclement weather and
    .   discharges or releases                natural disasters.
        of toxic or hazardous
        substances or gases
        and other
        environmental risk;

   Some of these hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, we are also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. We are not fully insured against all potential hazards.

Our operations and assets are subject to extensive environmental, health and safety laws and regulations.

   We cannot predict with certainty the extent of our, our subsidiaries' or our joint ventures' future liabilities and costs under environmental, health and safety laws and regulations and we cannot assure you that they will not be material. In addition, we, our subsidiaries or our joint ventures may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our facilities or chemicals that we otherwise manufacture, handle or own. Although these claims have not historically had a material impact on our, our subsidiaries' or our joint ventures' operations, a significant increase in the number or success of these claims could materially adversely affect our, our subsidiaries' or our joint ventures' business, financial condition, operating results or cash flow.

   The production facilities of Lyondell, Equistar, LCR and LMC are generally required to have permits and licenses regulating air emissions, discharges to water and storage, treatment and disposal of hazardous wastes. Companies such as Lyondell and its joint ventures that are permitted to treat, store or dispose of hazardous waste and maintain underground storage tanks pursuant to the Resource Conservation and Recovery Act (RCRA) also are required to meet certain financial responsibility requirements. We believe that we and our joint ventures have all permits and licenses generally necessary to conduct business or, where necessary, are applying for additional, amended or modified permits and that we and our joint ventures meet applicable financial responsibility requirements.

   The policy of each of Lyondell, Equistar, LCR and LMC is to be in compliance with all applicable environmental laws. Lyondell and Equistar also are each committed to Responsible Care(R), an international chemical industry initiative to enhance the industry's responsible management of chemicals. Our subsidiaries and joint ventures (together with the industries in which they operate) are subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, we cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and nonhazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of us, and our joint ventures, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, we do not expect that we or our joint ventures will be affected differently from the rest of the chemicals and refining industry where our facilities or our joint ventures' facilities are located.

   Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of water. Also, U.S. "Superfund" statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including us) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposed site. As of September 30, 2001, our, our subsidiaries' and our joint ventures' environmental liability for future assessment and remediation costs at the above-mentioned sites totaled $34 million. The liabilities per site range from less than $1 million to $12 million and are expected to be incurred over the next two to seven years. It is possible that new information about the sites for which the accrual has been established, new technology or future developments, such as involvement in other Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA), RCRA, Texas Natural Resource Conservation Commission (TNRCC) or other comparable state or foreign law investigations, could require us to reassess our potential exposure related to environmental matters.

   In some cases, compliance with environmental, health and safety laws and regulations can be achieved only by capital expenditures. In the years ended December 31, 2000 and 1999, we, our subsidiaries and our joint ventures spent, in the aggregate, approximately $20 million and $21 million, respectively, for environmentally related capital expenditures at existing facilities, and we, our subsidiaries and our joint ventures anticipate spending approximately $37 million for environmentally related capital expenditures in 2001. We anticipate that the level of such expenditures will increase in 2002 as a result of, among other things, implementation of a plan for the Houston/Galveston region to comply with the ozone standard, as discussed below.

   The LCR refinery contains on-site solid-waste landfills, which were used in the past to dispose of waste generated at this facility. It is anticipated that corrective measures will be necessary to comply with federal and state requirements with respect to this facility. We are also subject to certain assessment and remedial actions at the LCR refinery under RCRA. In addition, we negotiated an order with the TNRCC for assessment and remediation of groundwater and soil contamination at the refinery. We also have liabilities under RCRA and various state and foreign government regulations related to five current plant sites and three former plant sites. We are also responsible for a portion of the remediation of certain off-site waste disposal facilities. We are currently contributing funds to the cleanup of two waste sites located near Houston, Texas under CERCLA and the Superfund Amendments and Reauthorization Act of 1986. Lyondell has also been named, along with several other companies, as a potentially responsible party for a third CERCLA site near Houston, Texas. The $34 million accrual described above includes, where applicable, costs to address these RCRA, TNRCC and CERCLA matters. In addition, Lyondell is involved in administrative proceedings or lawsuits relating to a minimal number of other CERCLA sites. We estimate, based upon currently available information, that potential loss contingencies associated with the latter CERCLA sites, individually and in the aggregate, are not significant.

   The eight-county Houston/Galveston region has been designated a severe nonattainment area for ozone by the U.S. Environmental Protection Agency (EPA). As a result, the TNRCC has submitted a plan to the EPA to reach and demonstrate compliance with the ozone standard by November 2007. Ozone is a product of the reaction between volatile organic compounds (VOCs) and nitrogen oxides (NOx) in the presence of sunlight, and is a principal component of smog. The proposed plans for meeting the ozone standard focus on significant reductions in NOx emissions. NOx emission reduction controls must be installed at LCR's refinery and each of Lyondell's two facilities and Equistar's six facilities in the Houston/Galveston region during the next several years, well in advance of the 2007 deadline. Compliance with the provisions of the plan will result in increased capital investment during the next several years and higher annual operating costs for Equistar, Lyondell and LCR. As a result, Lyondell estimates that aggregate related capital expenditures could total between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Lyondell's share of such expenditures could total between $65 million and $80 million, and Lyondell's proportionate share of Equistar's and LCR's expenditures could total between $160 million and $195 million. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. Lyondell has been actively involved with a number of organizations to help solve the ozone problem in the most cost-effective manner and, in January 2001, Lyondell and an organization composed of industry participants filed a lawsuit against the TNRCC to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. In June 2001, the parties entered into a consent order with respect to the lawsuit. Pursuant to the consent order, the TNRCC agreed to review, by June 2002, the scientific data for ozone formation in the Houston/Galveston region. In October 2001, the EPA approved the TNRCC plan. However, if the TNRCC scientific review supports the industry group proposal, the TNRCC has agreed to revise the NOx emission reduction requirements set forth in its original plan. Any revisions will have to be approved by the EPA. Such revisions of the NOx emission reduction requirements would reduce the estimated capital investments required by Lyondell, Equistar and LCR to comply with the plans for meeting the ozone standards.

   The Clean Air Act specified certain emissions standards for vehicles beginning in the 1994 model year and required the EPA to study whether further emissions reductions from vehicles were necessary, starting no earlier than the 2004 model year. In 1998, the EPA concluded that more stringent vehicle emission standards were needed and that additional controls on gasoline and diesel were necessary to meet these emission standards. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. Lyondell estimates that these standards will result in increased capital investment for LCR, totaling between $175 million to $225 million for the new gasoline standards and $250 million to $300 million for the new diesel standards, between now and the implementation dates. Lyondell's share of LCR's capital expenditures would be between $250 million and $300 million. In addition, these standards could result in higher operating costs for LCR. Equistar's olefins fuel business may also be impacted if these standards increase the cost for processing fuel components.

Pending or future legislative initiatives or litigation may adversely affect Equistar's MTBE sales.

   In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. However, while studies by federal and state agencies and other organizations have shown that MTBE is safe for use in gasoline, is not carcinogenic and is effective in reducing automotive emissions, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational watercraft has led to public concern that MTBE may, in certain limited circumstances, affect the taste and odor of drinking water supplies, and thereby lead to possible public concerns.

   Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. Such actions, to be effective, would require (1) a waiver of the state's oxygenate mandate, (2) Congressional action in the form of an amendment to the Clean Air Act or (3) replacement of MTBE with another oxygenate such as ethanol, a more costly, untested and less widely available additive. California has twice sought a waiver of its oxygenate mandate. California's request was denied by both the Clinton Administration and the Bush Administration. California is challenging the denial in court. At the federal level, a blue ribbon panel appointed by the EPA issued its report on July 27, 1999. That report recommended, among other things, reducing the use of MTBE in gasoline. During 2000, the EPA announced its intent to seek legislative changes from Congress to give the EPA authority to ban MTBE over a three-year period. Such action would only be granted through amendments to the Clean Air Act. Additionally, the EPA is seeking a ban of MTBE utilizing rulemaking authority contained in the Toxic Substance Control Act. It would take at least three years for such a rule to issue. In January 2001, however, senior policy analysts at the U.S. Department of Energy presented a study stating that banning MTBE would create significant economic risk. The study did not identify any benefits from banning MTBE. Additionally, in early 2001, after a thorough evaluation of MTBE conducted in connection with proposed amendments to the 1998 European Council directive on gasoline and diesel fuel specifications, the European Union concluded that the use of MTBE in gasoline does not present a health risk to the community or a risk to the environment, and decided not to restrict the use of MTBE in the European Union. The EPA initiatives mentioned above or other governmental actions could result in a significant reduction in Lyondell's MTBE sales, which could have a negative impact on our results of operations. We have developed technologies to convert TBA into alternate gasoline blending components should it be necessary to reduce MTBE production in the future.

Our international operations are subject to exchange rate fluctuations, exchange controls, political risks and other risks relating to foreign operations.

   International operations and exports to foreign markets are subject to a number of risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties and taxes, as well as changes in laws and policies governing operations of

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

foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments may be subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of Lyondell.

Lyondell and Equistar pursue acquisitions, dispositions and joint ventures.

   Lyondell and Equistar both seek opportunities to maximize efficiency or value through various transactions. These transactions may include purchases or sales of assets or contractual arrangements or joint ventures that are intended to result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. To the extent permitted under Lyondell's and Equistar's credit facilities and other debt, some of these transactions may be financed by additional borrowings by Lyondell or Equistar or by the issuance of equity securities. Although these transactions are expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could adversely affect the results of operations of Lyondell or Equistar in the short term because of the costs associated with such transactions.

Our quarterly results will vary significantly.

   Our quarterly results will vary significantly depending on various factors, most of which are beyond our control, including:

  . changes in product prices, product demand, including seasonal demand for certain products, such as MTBE, raw material costs or supply arrangements;

  .   the scheduling of plant turnarounds;

  .   fluctuations in shipments to customers;

  .   adverse developments in foreign or domestic markets;

  .   regional business activities;

  .   changes in interest rates;

  .   foreign exchange fluctuations; and

  .   unanticipated expenses.

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

                           FORWARD-LOOKING STATEMENTS

   This offering memorandum includes forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and we cannot assure you that such expectations will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those described in "Risk Factors" and the following risks:

  .   the cyclical nature of the chemical and refining industries;

  . uncertainties associated with the United States and worldwide economies;

  . substantial chemical and refinery capacity additions resulting in oversupply and declining prices and margins;

  .   the availability and cost of raw materials;

  .   the availability of capital markets;

  .   technological developments;

  . current and potential governmental regulatory actions in the United States and other countries;

  .   potential terrorist attacks;

  . operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases, and other environmental risks); and

  . Lyondell's ability to implement its business strategies, including cost reductions.

   Many of such factors are beyond our or our joint ventures' ability to control or predict. Any of these factors, or a combination of these factors, could materially affect our or our joint ventures' future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our or our joint ventures' future performance, and our or our joint ventures' actual results and future developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You are cautioned against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

                                USE OF PROCEEDS

   The net proceeds to us from this offering are estimated to be approximately $384 million, after deducting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds to prepay the entire $192 million principal amount outstanding under Term Loan B of our credit facility and $192 million of the $828 million principal amount outstanding under Term Loan E of the credit facility. Term Loan B currently bears interest at LIBOR plus 4.250% and matures on June 30, 2005. Term Loan E currently bears interest at LIBOR plus 4.375% and matures on June 30, 2006. For information about our credit facility, see "Description of Other Indebtedness."

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2001 on an historical basis and as adjusted to reflect this offering and the application of the net proceeds as described under "Use of Proceeds."

                                                                  As of
                                                           September 30, 2001
                                                           --------------------
                                                                         As
                                                            Actual    adjusted
                                                           --------- ----------
                                                              (in millions)
                                                               (unaudited)
Debt, including current maturities of long-term debt (a):
  Secured debt:
    Credit facility (b)................................... $   1,020  $     636
    Senior Secured Notes due 2007.........................     1,900      1,900
    Senior Secured Notes due 2008 offered hereby..........        --        393
    Debentures due 2005-2020..............................       424        424
  Senior Subordinated Notes due 2009......................       500        500
  Other debt..............................................         2          2
                                                           ---------  ---------
    Total debt, including current maturities of long-term
     debt.................................................     3,846      3,855
                                                           ---------  ---------
Minority interest.........................................       170        170
                                                           ---------  ---------
Total stockholders' equity................................       955        955
                                                           ---------  ---------
Total capitalization...................................... $   4,971  $   4,980
                                                           =========  =========

--------
(a) Does not include $3.1 billion in joint venture debt ($431 million of which is Equistar debt for which Lyondell remains contingently liable).
(b) Total committed revolver capacity is $500 million, none of which was borrowed as of September 30, 2001.

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